Exhibit 99.1

Broadwind Announces Departure of CEO Peter Duprey

Cicero, Ill., November 30, 2015 —  Broadwind Energy, Inc. (NASDAQ: BWEN) today announced the departure of President and Chief Executive Officer Peter C. Duprey, who is leaving to pursue other opportunities. Stephanie K. Kushner, Broadwind’s Executive Vice President and Chief Financial Officer, will assume the role of Interim Chief Executive Officer while the Company’s Board of Directors conducts a search for a permanent replacement. The change is effective immediately.

David P. Reiland, Chairman of the Board stated, “During Pete’s five years at Broadwind, he has demonstrated a keen understanding of the wind energy industry and shown sound strategic acumen. We thank him for his contributions and wish him the best with his future endeavors.”

About Broadwind Energy
Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and specialty weldments, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team of nearly 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com